UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2013

The Carlyle Group L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Pennsylvania Avenue, NW Washington, D.C.		20004-2505
(Address of Principal Executive Offices)		(Zip Code)

(202) 729-5626

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 8.01 below is incorporated by reference into this Item 3.02. The sale of Common Units pursuant to the transaction will be made in reliance upon the exemption from registration under the Securities Act of 1933, as amended, afforded by Regulation S promulgated thereunder on the basis that such sale will be made outside of the United States to non-U.S. persons.

7.01 Regulation FD Disclosure.

On November 26, 2013, The Carlyle Group issued a press release announcing the transaction described below under Item 8.01 of this Current Report on Form 8-K. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the press release attached hereto as Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, such information shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

8.01 Other Events.

On November 24, 2013, The Carlyle Group L.P. (“we,” “our” or “us”), acting through certain of our subsidiaries and affiliated entities, entered into an acquisition agreement with Diversified Global Asset Management Corporation (“DGAM”), among other parties thereto, pursuant to which we have agreed to acquire DGAM. The transaction is expected to close on February 1, 2014. Established in 2004 by George Main, Warren Wright, Graham Thouret and Jeff Lucassen, DGAM is a Toronto, Canada-based alternative investment manager with over $6 billion in managed and advised assets. DGAM’s client base is 100% institutional and includes public and private pension funds, endowments and sovereign wealth funds from around the world.

Pursuant to the acquisition agreement, we will acquire 100% of the equity interests in DGAM, which will entitle us to 100% of the management fee-related revenues, performance fee-related revenues and advisory fee-related revenues of DGAM and its subsidiaries that serve as the advisors to certain funds of hedge funds. In consideration for these interests, we have agreed to pay at the closing $25 million of newly-issued common units of The Carlyle Group L.P. (“Common Units”), together with $8 million in cash. We have also agreed to pay to the sellers, subject to performance and service requirements, up to $23 million in cash and $47 million of Common Units in deferred payments, to be paid incrementally over the seven year period following the closing. These deferred payments will be treated as compensatory payments for U.S. GAAP purposes. The actual number of Common Units to be issued will be determined by the volume weighted average price of the Common Units for the 15 trading day period ending on the last trading day prior to the date of issuance. We have reserved the right, at our sole discretion, to choose to pay the deferred consideration in cash rather than Common Units, with the decision to be made at the time of each payment.

From and after the time any Common Units are issued as part of the transaction consideration, we have agreed, upon the request of certain of the sellers, to use commercially reasonable efforts to file a shelf registration statement pursuant to Rule 415 promulgated under the Securities Act of 1933 which will provide for resales of all such Common Units issued as part of the transaction consideration.

Forward-looking Statements

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the benefits we expect to realize as a result of our agreement to acquire DGAM, as well as our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements are subject to risks, uncertainties and assumptions, including those associated with a failure to complete the acquisition and the failure of DGAM to perform as we expect, as well as those described under the section entitled “Risk Factors” in our Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 26, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CARLYLE GROUP L.P.

	By:	Carlyle Group Management L.L.C.,
its general partner

Date: November 26, 2013	By:	/s/ Adena T. Friedman
	Name:	Adena T. Friedman
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release, dated November 26, 2013.